Exhibit 3.1

AMENDMENT NUMBER TWO TO THE

RESTATED BYLAWS

of

WILLIAMS-SONOMA, INC.

a California Corporation

July 7, 2006

Section 4.8 of the Restated Bylaws of Williams-Sonoma, Inc. is hereby amended to read as follows:

“Section 4.8 President.

Subject to the discretion of the Board of Directors to elect or not elect a president and to the supervisory powers of the chief executive officer in the event of such election, the president, if any, will act in a general executive capacity and will assist the chief executive officer in the administration, operation and general supervision of policies and affairs of the corporation. The president will have such other powers and be subject to such other duties as the Board of Directors or the chairman of the Board of Directors or the chief executive officer may from time to time prescribe.”

Article IV of the Restated Bylaws of Williams-Sonoma, Inc. is hereby amended to include Section 4.13, which reads as follows:

“Section 4.13 Chief Executive Officer.

Subject to such supervisory powers, if any, as may be given by the Board of Directors to the chairman of the board, if there be such an officer, the chief executive officer shall be the general manager of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and affairs of the corporation. The chief executive officer shall preside at all meetings of the shareholders and, in the absence of the chairman of the board, or if there be none, at all meetings of the Board of Directors. The chief executive officer shall be ex-officio a member of all the standing committees, including the executive committee, if any, and shall have the general powers and duties of management usually vested in the office of chief executive officer of a corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors or these bylaws.”

All other provisions of the Restated Bylaws of Williams-Sonoma, Inc., including the remaining provisions of Article IV, remain unchanged by this amendment.